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                                                                   Exhibit 10.22

                           EARLY RETIREMENT AGREEMENT

         EARLY RETIREMENT AGREEMENT (this "Agreement"), dated as of July 3, 2001, by and between Honeywell International, Inc., a Delaware corporation (the "Company"), and Michael R. Bonsignore ("Executive").

         WHEREAS, Executive has expressed his intention to retire from employment with the Company and, in connection with his retirement, the Company and Executive have determined to settle all of their respective rights and obligations in respect of his Employment Agreement (as defined below) and other matters pertaining to Executive's services with the Company;

         NOW, THEREFORE, in consideration of their mutual promises, the Company and Executive agree as follows:

         1. Retirement and Resignation. Effective as of the date hereof (the "Effective Date"), the Executive shall retire from active employment and hereby resigns, effective as of the Effective Date, (i) as Chairman of the Board of Directors and Chief Executive Officer of the Company and (ii) from employment with and as a member of the Board of Directors of the Company and each of its subsidiaries and affiliates.

         2. Provision of Consulting Services. During the period beginning on the Effective Date and continuing until the second anniversary of the Effective Date (the "Consulting Period"), the Executive shall provide consulting services commensurate with his status and experience with respect to matters related to strategic acquisitions as shall be reasonably requested from time to time by the Chairman of the Board of Directors of the Company. The Executive shall provide consulting services to Company as needed and when reasonably requested, provided that, without his prior consent, Executive shall not be required to devote more than 50 hours in any calendar month to the performance of any consulting services hereunder. The Executive shall determine the time and location at which he shall perform such services, subject to the right of the Company to reasonably request by advance written notice that such services be performed at a specific time and at a specific location. The Executive shall honor any such request unless he has a conflicting business commitment that would preclude him from performing such services at the time and/or place requested by the Company, and in such circumstances shall make reasonable efforts to arrange a mutually satisfactory alternative. The Company shall use its reasonable best efforts not to require the performance of consulting services in any manner that unreasonably interferes with any other business activity of the Executive.

         3. Cancellation of the Employment Agreement. The Executive and the Company are parties to an Employment Agreement (the "Employment

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Agreement"), dated and effective as of December 1, 1999. The term of the
Employment Agreement would have expired December 31, 2004. The Employment Agreement is hereby canceled and the parties shall have no further obligations to each other thereunder except as specifically provided in this Agreement.

         4. Unpaid Accrued Benefits. The Company shall promptly pay to the Executive any portion of the Executive's base salary, and accrued but unused vacation, through the Effective Date that has not yet been paid. The Executive shall receive second quarter 2001 dividends with respect to his Restricted Units (as defined in the Employment Agreement). In addition, Executive shall be paid, at the time annual cash bonuses are paid to other senior executive officers of the Company in accordance with the Company's Incentive Compensation Plan for Executive Employees, a prorated annual cash bonus in an amount equal to the product of (i) the annual cash bonus that would have been payable to Executive for 2001 under such plan had Executive not terminated his employment with the Company based solely on the Company's performance factor (and without regard to any other adjustment permitted under such plan) times (ii) a fraction, the numerator of which is the number of days during 2001 prior to and including the date of Executive's retirement in accordance with Section 1, and the denominator of which is 365. The Company shall also pay or provide to the Executive all compensation and benefits due and payable to the Executive, or as to which the Executive has vested rights (including, without limitation, rights as a retiree of the Company based on his age and service), in accordance with the terms and conditions of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Effective Date (except as otherwise expressly provided in the Agreement).

         5. Retirement Benefits.

         (a) Separation Payment. Executive shall be entitled to a separation payment (the "Separation Payment") in an amount equal to three times the sum of his annual base salary, as in effect immediately prior to the Effective Date, plus his Minimum Target Bonus (as defined in the Employment Agreement). The Separation Payment shall be paid in one lump-sum payment on January 2, 2002 (the sum of Executive's annual base salary and Minimum Target Bonus is hereafter referred to as his "Annual Cash Compensation").

         (b) SERP Benefit.

                  (i) Subject to the terms and conditions set forth herein, the Executive shall receive a supplemental retirement benefit (the "SERP Benefit"), in the form of an unreduced 100% joint and survivor annuity for his life and that of his current spouse, with the annual benefit equal to (1) the product of (A) 70% times (B) the Executive's Annual Cash Compensation reduced by (2) the actuarial equivalent value of the aggregate annual vested benefit (expressed as a life annuity commencing on the third anniversary of the date hereof) payable to the Executive under the terms of

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         any and all "defined benefit plans" (as defined in Section 3(35) of the
         Employee Retirement Income Security Act of 1974, as amended), including any excess benefit or supplemental retirement plans or agreements, whether or not heretofore funded, maintained by the Company or any of its subsidiaries or affiliates. The actuarial present value of the SERP Benefit shall be paid to the Executive (or, if he shall not survive, to his spouse, if then living, or otherwise to his estate) in one lump sum on January 2, 2002. The lump sum amount shall be calculated in accordance with Section 4.3 of the Company's Supplemental Executive Retirement Program for Executives in Career Band 6 and Above, but applying the discount rate (5.78%) applicable thereunder for lump sum payments to be paid on the Effective Date.

                  (ii) Notwithstanding anything in Section 4(b)(i) to the contrary, if the Company publicly announces that (x) it has entered into a definitive agreement which, if consummated, would result in a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, or (y) it has adopted a plan of reorganization or similar plan, which, if consummated, - would result in the distribution of a substantial portion of the value of the Company's assets to its shareholders, the Executive may, by written notice to the Company prior to the date that is 30 days after the date on which such announcement is made, elect to receive the SERP Benefit on the date such transaction or such reorganization is consummated. The Company shall use its reasonable best efforts to provide written notice to the Executive of such announcement within five business days of the date on which such announcement is made.

                  (iii) The Executive has heretofore executed a Promissory Note (the "Promissory Note"), dated January 2, 2001, in favor of the Company. The loan evidenced by the Promissory Note was made by the Company to the Executive to partially offset the Executive's income tax liability resulting from the Company's funding of a portion of the SERP Benefit in 2000. The Executive agrees to pay to the Company, within 60 days following the commencement of the payment of the SERP Benefit (the date on which the Executive makes such payment, the "Loan Repayment Date"), the then principal amount outstanding under the Promissory Note. Any interest accrued under the Promissory Note as of the Effective Date is hereby forgiven and, from and after the Effective Date, no interest shall accrue in respect of any unpaid principal. On the Loan Repayment Date, the Company shall pay to the Executive an amount equal to the interest on $464,000 (which amount represents the income tax liability paid by the Executive in excess of the amount loaned by the Company) at a rate of 6% per annum compounded semi-annually on June 30 and December 31, for the period beginning on April 15, 2001 and ending on the Loan Repayment Date (such amount the "Interest Payment"). The Company shall also pay to the Executive an additional amount or amounts as a gross-up for any income tax liability incurred by the

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         Executive as a result of the operation of this Section 4(b)(iii)
         (including any income recognized by reason of the gross-up obligation set forth in this sentence) or the deemed income recognition to the Executive under Section 7872 of the Code in respect of the period after the Effective Date during which the Promissory Note remains outstanding and no interest is accrued in respect thereof.

         (c) Retirement Perquisites. From and after the Effective Date and continuing during his lifetime, the Company agrees to provide the Executive with facilities, services and other arrangements substantially comparable to those provided to him during his service as Chief Executive Officer, including office and clerical support, executive transportation and other security services, financial and tax planning services, continued access to certain other general facilities and services and reimbursements for properly documented expenses, if any, incurred on behalf of the Company and at the request of his successor, but excluding the use of Company-owned aircraft for personal travel.

         (d) Benefits Continuation. For the three year period beginning on the Effective Date, the Company shall also provide the Executive and his eligible dependents, if applicable; all benefits (other than participation in any defined benefit pension plan or any plan providing short-term or long-term disability benefits or business travel accident insurance) that would otherwise have been made available to the Executive under the terms of the Company's compensation and benefit plans, programs or arrangements had the Executive remained employed as a senior officer until the third anniversary of the Effective Date. Without limiting the generality of the forgoing, until the third anniversary of the Effective Date, the Executive shall be entitled to a continuation of (x) any relocation benefit the Executive is receiving as of the Effective Date in connection with his relocation from Minneapolis, Minnesota to the New Jersey/New York area and (y) coverage under the Executive Life Insurance policy as in effect on the Effective Date.

         (e) Treatment of Equity Awards. All of the Executive's outstanding equity awards shall be treated in accordance with the terms of the plan and agreements evidencing such equity awards, including, without limitation, the Employment Agreement; provided, however, that the Performance Option (as defined in the Employment Agreement) and the Restricted Units shall be canceled as of the Effective Date, and the Executive shall have no right to receive any payment in respect of such Performance Option or Restricted Units except as specifically provided in this agreement.

         (f) Tax Indemnity. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 5(d) of the Employment Agreement shall remain in full force and effect as though incorporated herein and made a part hereof.

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         (g) Deferred Salary and Incentive Compensation. The Executive's
participation in the deferred incentive and deferred salary program shall end as of the Effective Date; provided, however, that previously deferred compensation shall be paid in accordance with the Executive's election. The Executive shall continue to earn the 11% rate on his bonus and salary deferrals made prior to the Effective Date.

         (h) No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

         6. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtained during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this Section 6) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time, except with the prior written consent of the Company or as otherwise required by law or legal process.

         7. Competition; Solicitation. For two years after the Effective Date, the Executive will not, without the written consent of the Board of Directors, directly or indirectly, (i) knowingly engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business which is in competition with any line of business actively being conducted on the Effective Date by the Company or any of its subsidiaries, and (ii) hire any person who was employed by the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other nonprofessional position) within the six-month period preceding the date of such hiring, or solicit, entice, persuade or induce any person or entity doing business with the Company and its subsidiaries and affiliates, to terminate such relationship or to refrain from extending or renewing the same. Nothing herein, however, will prohibit the Executive from acquiring or holding not more than one percent of any class of publicly traded securities of any such business; provided that such securities entitle the Executive to no more than one percent of the total outstanding votes entitled to be cast by security holders of such business in matters on which such security holders are entitled to vote.

         8. Cooperation and Nondisclosure. Each of the Executive and the Company agree to cooperate fully with the other party hereto in any matters that have given or may give rise to a legal claim against such other party and of which the Executive or the Company, as the case may be, is knowledgeable. This requires the Executive or the Company, as the case may be, without limitation, to (1) make himself or itself available upon reasonable request to provide information and assistance

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to the other party on such matters without additional compensation, except for out of pocket costs, provided however that reasonable compensation shall be provided as mutually agreed, if such assistance requires a significant amount of time, (2) maintain the confidentiality of all privileged or confidential information of the other party, including without limitation attorney-client privileged communications and attorney work product, unless disclosure is expressly authorized by the other party, and (3) notify the other party promptly of any requests to the Executive or the Company, as the case may be, for information related to any pending or potential legal claim or litigation involving the other party, reviewing any such request with the Executive or a designated representative of the Company, as the case may be, prior to disclosing any such information, and permitting the Executive or a representative of the Company, as the case may be, to be present during any communication of such information. To the extent that the Executive is required to provide assistance to the Company on such matters, the Company will provide appropriate legal counsel for the Executive.

         9. Non-Disparagement. The Executive agrees not to make disparaging or derogatory comments about, or to otherwise disparage, demean or impugn the reputation of the Company, its officers, directors, employees, or consultants or their respective families, and the Company agrees not to make disparaging or derogatory comments about, or to otherwise disparage, demean or impugn the reputation of the Executive or his family.

         10. Release.

         (a) Additional Consideration. The Company offers the Executive the benefits provided under Section 4 hereof (collectively, the "Retirement Benefits") in exchange and consideration for the Executive's entering into this Agreement. By signing this Agreement, Executive agrees that (i) the Separation Payment is in full payment of all benefits to which he may be entitled under any current or former severance pay plans or policies or agreements sponsored by the Company or any of its subsidiaries or affiliates, (ii) at least a substantial portion of such Retirement Benefits (the "Additional Consideration") is in addition to any other benefit to which he may otherwise be entitled under any current or former sponsored, insurance, savings, employee stock ownership, disability, early retirement, pension or other benefit plans or policies of the Company or any of its subsidiaries or affiliates and (iii) the Additional Consideration is a valuable benefit to which he is not otherwise entitled.

         (b) Executive's Release. In exchange for the Additional Consideration, Executive hereby waives and hereby releases, knowingly and willingly, the Company, its subsidiaries, affiliates, successors and predecessors and its employees, agents, directors and officers, past and present (collectively, the "Company Releasees"), from the Released Claims (as defined herein). The Executive acknowledges and understands that, except as expressly provided herein, this paragraph is intended to prevent him from making any claims against the Company

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Releasees regarding any Released Claim. In exchange for the Additional
Consideration, the Executive agrees and covenants not to sue and not to bring an action of any kind against the Company Releasees before any court or other forum related to the Released Claims. If the Executive breaches the terms of this
Section 10(b) by bringing an action seeking personal relief for himself against the Company, he agrees to pay the Company's attorneys' fees it incurs in defending against such suit.

         (c) Definition of Released Claims. For purposes of this Section 10, the term "Released Claims" means any and all claims of any nature whatsoever Executive may have arising out of his employment and/or the termination of his employment with the Company, known or unknown, including but not limited to any claims he may have under federal, state or local employment, labor, or anti-discrimination laws, statutes and case law. Released Claims specifically include claims arising under the federal Age Discrimination in Employment Act, the Employee Retirement Income Security Act ("ERISA"), any New Jersey employment, labor, or anti-discrimination law, statute or case law and any and all other applicable state, county or local statutes, ordinances or regulations including claims for attorneys' fees. Notwithstanding the forgoing, this release does not apply to, and the term Released Claims does not include, (i) claims for benefits under benefit plans (other than any plan providing severance or other termination benefits) sponsored or maintained by the Company or any of its subsidiaries or affiliates, whether or not subject to ERISA, (ii) claims arising out of obligations expressly undertaken in this Agreement, and (iii) claims arising out of any act or omission occurring after the date of this Agreement.

         (d) Company's Release. In consideration of the Company's execution and performance under this Agreement, the Company hereby waives and releases the Executive from and agrees to defend and indemnify to the fullest extent permitted under applicable law the Executive against, all claims, actions, liabilities, damages, costs, and expenses (including attorneys' fees) arising from his performance of duties, in good faith, in the normal course of business and within the proper scope of his employment duties and responsibilities during his period of employment with the Company. Notwithstanding the forgoing, (i) the Company will not provide the indemnity to the Executive with respect to any settlement he may enter into with any claimant unless all of the terms of such settlement have previously been approved in writing by the Company, and (ii) the Company will not reimburse the Executive for the costs and expense (including attorneys' fees) of any claim, counterclaim, or cross-claim brought by the Executive or on his behalf unless approved in writing by the Company. It is expressly understood that, as a condition of the Company's agreement to indemnify the Executive, the Executive agrees to cooperate fully with the investigation, defense and settlement of any pending or future claims or actions brought against the Company.

         11. Dispute Resolution; Attorneys' Fees. All disputes arising under or related to the employment or retirement of the Executive or the provisions of this Agreement shall be settled by arbitration under

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the rules of the American Arbitration Association then in effect, such arbitration to be held in Morristown, New Jersey, as the sole and exclusive remedy of either party and judgment on any arbitration award may be entered in any court of competent jurisdiction. The Company agrees to pay, as incurred, to the fullest extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome) by the Company, the Executive or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement, together with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code. The Company shall also pay all reasonable legal fees and expenses incurred by the Executive in connection with the preparation and negotiation of this Agreement.

         12. Successors.

         (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive (except that Executive's rights to all or any portion the Retirement Benefits payable hereunder may transfer upon his death in the manner provided herein or by will or pursuant to the laws of descent and distribution). This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

         13. Miscellaneous.

         (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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         If to the Executive:

                  -----------------------------
                  -----------------------------
                  -----------------------------

         If to the Company:

                  Honeywell International, Inc.
                  101 Columbia Road
                  Morristown, NJ 07962
                  Attention:  General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 13. Notices and communications shall be effective when actually received by the addressee.

         (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

         (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

         (e) The Executive's or the Company's failure to insist upon strict compliance with any provisions of, or to assert, any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

         (f) The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

         (g) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

         (h) Executive acknowledges and certifies that he:

         o has read and understands all of the terms of this Agreement and does not rely on any representation or statement, written or oral, not set forth in this Agreement;

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         o        has had a reasonable period of time to consider this
                  Agreement;

         o        is signing this Agreement knowingly and voluntarily;

         o has been advised in writing to consult with an attorney before signing this Agreement;

         o was provided with the right to consider the terms of this Agreement for 21 days and, by executing this Agreement, waives any and all rights to the balance of the 21 day review period; and

         o has the right to revoke this Agreement within seven days after executing this Agreement, by providing written notice of revocation to the Secretary of the Company. If the Executive revokes this Agreement during this seven-day period, it shall become null and void in its entirety and the Employment Agreement shall be deemed to continue in full force and effect as though this Agreement had never been executed.

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                                Honeywell International, Inc.

         [Seal]

         Attest:

         /s/ Peter M. Kreindler                 By: /s/ Robert P. Luciano
         ----------------------                     ---------------------
         Peter M. Kreindler                            Robert P. Luciano
                                                       Director and Chairman
                                                       of the Management
                                                       Development and
                                                       Compensation Committee

                                           /s/ Michael R. Bonsignore
                                           -------------------------
                                           Michael R. Bonsignore

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